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                                                                   EXHIBIT 10.1
                      EMPLOYMENT AND CONSULTING AGREEMENT

  EMPLOYMENT AND CONSULTING AGREEMENT dated as of December 16, 1998 between GENOVESE DRUG STORES, INC., a Delaware corporation (the "Company"), J. C. PENNEY COMPANY, INC., a Delaware corporation (the "Parent") and LEONARD GENOVESE (the "Executive").

  WHEREAS, pursuant to an Agreement and Plan of Merger dated November 23, 1998 among the Company, Parent and Legacy Acquisition Corp., a Delaware corporation ("Legacy") and a wholly owned subsidiary of Parent (the "Merger Agreement"), Parent has agreed to acquire all of the outstanding common stock the Company through the merger of Legacy with and into the Company;

  WHEREAS, the Executive has been employed by the Company for a number of years and possesses an intimate knowledge of the business and affairs of the Company's business, its policies, methods and certain key personnel;

  WHEREAS, Parent, the Company and the Executive recognize that the continued application of the Executive's experience, abilities and services to the business of the Company and its affiliates would be extremely beneficial to the Company;

  WHEREAS, subject to the provisions hereof, the Company wishes to retain the services of Executive as an employee through June 14, 1999, and to be assured that from June 15, 1999 through June 14, 2001 (the "Expiration Date"), the Executive will be available to consult with the Company and that the Executive will be restricted from disclosing certain information concerning the Company; and

  WHEREAS, as a further inducement to the Parent to enter into the Merger Agreement, the Executive is willing to enter into this Agreement;

  NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein set forth and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

  1. Effectiveness. This Agreement shall only become effective at such time as the merger of Legacy with and into the Company pursuant to the terms of the Merger Agreement becomes effective (the "Effective Time").

  2. Term. Subject to Section 1 hereof, the term of this Agreement shall commence at the Effective Time and shall expire on June 14, 2001 (the "Term"). The period from the Effective Time through June 14, 1999, shall be referred to herein as the "Employment Term" and the period from June 15, 1999 through June 14, 2001 shall be referred to herein as the "Consulting Term".

  3. Duties. (a) As an Employee. The Company hereby continues to employ the Executive, and the Executive hereby accepts continued employment, as Chairman, Chief Executive Officer and President of the Company during the Employment Term carrying on in all material respects duties and responsibilities that are associated with such position immediately prior to the Effective Time as determined by the Board of Directors of the Company.

  (b) As a Consultant. From time to time during the Consulting Term, as and when requested by the person then serving as Chief Executive Officer of the Company (the "Successor CEO") or by the Board of Directors of the Company (the "Board"), the Executive will make himself available to consult and cooperate with and advise the Successor CEO or the Board, as applicable, to the best of his ability, with respect to such matters involving the business and affairs of the Company or any of its affiliates as the Successor CEO, or the Board, may present to the Executive. The Executive will perform such services on a limited time basis, and will not be required to perform such services for more than 20 hours per month (exclusive of any services performed by the Executive in his capacity as a director of Eckerd Corporation, as an independent contractor to, and not as an employee of, the Company).

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  (c) As a Director. From the Effective Time through the Expiration Date, the
Executive shall serve as a director of Eckerd Corporation without additional compensation being paid to the Executive therefor.

  4. Compensation/Retainer Fees. (a) As an Employee. In consideration of the Executive's agreement herein and his services as an employee through June 14, 1999, the Company shall pay to the Executive an annual base salary of $500,000 and a minimum annual bonus of $250,000, to be paid in accordance with the Company's normal payroll practices for its senior executives except that such bonus shall be paid within five business days following June 14, 1999. The aggregate compensation described in the preceding sentence shall be multiplied by a fraction, the numerator of which is the number of calendar days in the Employment Term and the denominator of which is 365.

  During the Employment Term, the Executive shall be eligible to continue to participate in all incentive, pension, retirement, savings, 401(k) and other employee pension benefit and welfare plans and programs maintained by the Company or its affiliates from time to time for the benefit of active senior executives and/or other employees of the Company. At the end of the Employment Term, the Executive will be entitled to receive distribution of his vested accrued benefits under the Company's qualified and nonqualified retirement and savings plans in accordance with the terms of such plans and his respective elections duly filed thereunder.

  (b) As a Consultant. In consideration of the Executive's agreements herein and his services as a consultant during the Consulting Term, the Company shall pay to the Executive an annual consulting retainer fee equal to $300,000 per year during the Consulting Term, prorated in the same manner as described above for any partial year, such annual retainer fee to be paid, in arrears, in equal monthly installments of $25,000 (prorated for any partial month). During the Consulting Term, the Executive shall be entitled to continue participation in the Company's medical and other welfare plans and other benefits and perquisites in accordance with Section 4(a) of the Executive's severance agreement dated as of June 13, 1995, as amended (as amended, the "Severance Agreement"), or the Company shall provide suitable alternative arrangements providing comparable insurance coverage on a tax-equivalent basis to the Executive.

  (c) Miscellaneous Benefits.

(i) Split Dollar Life Insurance. During the Term and thereafter, Parent agrees to pay, or shall cause the Company to pay, the premiums on Executive's existing split dollar life insurance policies (the "Policies") in accordance with the Company's past practice provided that such aggregate net premiums to be paid by Parent or the Company from and after the Effective Date shall not exceed $2,035,204. In accordance with item 4 of
   Schedule 6.05 of the Company Disclosure Letter to the Merger Agreement (the "Company Disclosure Letter"), a copy of which is attached hereto, the Company shall return as soon as possible (to the extent not returned prior to the Effective Time) to the Genovese Family Life Insurance Trust all shares of stock pledged in support of the Policies provided that the return thereof does not result in a charge to the Company's earnings. Parent's and Company's obligations under this provision shall survive the Expiration Date.

(ii) Office and Support Staff. During the Term, the Executive shall be provided with suitable office space at the Company's present headquarters or at such other location in the New York City, New York metropolitan region as shall be reasonably acceptable to the Executive. Executive shall be provided with secretarial assistance (including the services of the person serving as his secretary immediately prior to the Effective Time) commensurate with his position and past Company practice.

(iii) Travel. Executive shall be entitled to travel on business-related matters (and shall be reimbursed therefor in accordance with Section 5 hereof) either on a first-class basis on commercial airliners consistent with past practice, or, at Parent's discretion, on aircraft owned by the Parent.

  5. Expenses. The Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by the Executive (in accordance with policies and procedures substantially the same as those established by the Board for its senior executive officers) in performing services hereunder provided that the Executive properly accounts therefor.

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  6. Confidential Information. The Executive agrees that, during the Term and thereafter, he will not, without the prior written consent of the Board, (i) use for his benefit or disclose to any person, any information obtained or developed by him while in the employ of the Company with respect to any aspect of the Company's business (including, without limitation, information with respect to any customers, suppliers, employees, financial affairs or methods of design, distribution, procurement or production, of the Company or any of its subsidiaries or affiliates, or any other confidential matter), except information which at the time is available to others in the business or generally known to the public other than as a result of disclosure by him not permitted hereunder, or (ii) take with him upon leaving the Company's employ any document or paper relating to any of the foregoing or any property of the Company (or any of its subsidiaries or affiliates).

  7. Specific Performance. The Executive acknowledges that a violation on his part of any of the covenants contained in Section 6 hereof would cause immeasurable and irreparable damage to the Company and Parent. The Executive accordingly agrees, without limiting the remedies available to the Company or Parent, that any actual or threatened violation of such covenants may be enjoined by any court of competent jurisdiction.

  8. Severance Agreement Payment. In addition to all other amounts payable to the Executive under this Agreement, on the earlier of (i) June 14, 1999 and
(ii) ten days after the date of the Executive's death if such death occurs on or after the Effective Time and prior to June 14, 1999, the Executive (or his beneficiaries, if applicable) shall be paid all severance compensation to which he would be entitled under Section 4(a)(i) of the Severance Agreement and commence the 24-month period of benefits described in Section 4(a)(ii) of the Severance Agreement. The amounts payable under the Severance Agreement shall not be subject to offset for any claim by Parent or the Company nor shall Executive's right thereto be affected by any failure on his part to perform any required duties during the Consulting Term or by any breach by Executive of the provisions of Section 6 hereof occurring on or after June 14, 1999. All other rights of the Executive under the Severance Agreement shall be honored by Parent and the Company. In determining Executive's Severance Benefits and his other rights under the Severance Agreement, Parent and Company shall pay the Executive in accordance with Schedule 6.05 of the Company Disclosure Letter under the heading "clarification of golden parachute issues under nine severance agreements".

  9. Coordination with Merger Agreement. Parent will also be required to provide, or cause the Company to provide, to the extent not otherwise provided herein, the Executive with those specified benefit arrangements set forth in the Company Disclosure Letter, as follows:

    Section 3.10 -- items 3-7

    Section 6.05(e) -- items 1-2

    Schedule 6.05 -- items 1-2, 4-5, 9 and 11 (third paragraph only).

  10. Indemnification. In connection with his rendering of services as an employee or director of Eckerd Corporation in accordance with Section 3 of this Agreement, Parent shall, or shall cause the Company to, indemnify the Executive therefor during the Term and thereafter to the fullest extent any other employee or director of the Company or Eckerd is so indemnified. In connection with his rendering of services as a consultant in accordance with
Section 3 of this Agreement, Parent shall, or shall cause the Company to, indemnify the Executive therefor to the fullest extent permitted by applicable law during the Term and thereafter except for actions taken by the Executive in bad faith which constitute gross negligence or wilful misconduct on his part. Parent's and Company's obligations under this provision shall survive the Expiration Date.

  11. Severability. If for any reason any provision of this Agreement shall be held invalid, such invalidity shall not affect any other provision of this Agreement not so held invalid, and all other such provisions shall to the full extent consistent with law continue in full force and effect. If any such provision shall be held invalid in part, such invalidity shall in no way affect the rest of such provision which, together with all other provisions of this Agreement, shall likewise to the full extent consistent with law continue in full force and effect.

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  12. Termination of Agreement. The Executive acknowledges that, in the event that he should die prior to the Expiration Date, the Company's obligations hereunder shall cease as of such time and the Company shall be under no further obligation to make any additional payments under this Agreement to the Executive or his estate (other than payments attributable to the period prior to the Executive's death to the extent such payments are otherwise required pursuant to the terms of this Agreement, including, but not limited to, the payment upon the Executive's death in respect of Section 4(a)(i) of the Severance Agreement pursuant to the first sentence of Section 8 hereof).

  13. Successors and Assigns. The provisions of this Agreement shall be binding upon the heirs, executors and administrators of the Executive and upon the successors and assigns of the Company and Parent. Parent and the Company shall require any successor to them to expressly assume in writing their respective obligations hereunder.

  14. Notice. Any notice or other communication hereunder to either party shall be in writing and shall be deemed to have been duly given when delivered personally or mailed by registered mail, return receipt requested, postage prepaid, addressed as follows:

  if to the Executive:

  44 Elderfields Road
  Manhasset, NY 11030

  if to the Company:

  Genovese Drug Stores, Inc.
  80 Marcus Drive
  Melville, NY 11747

  if to the Parent:

  J. C. Penney Company, Inc.
  Dallas, TX 75301-0001

  15. Miscellaneous. Except as provided in Sections 9 and 10 hereof, this Agreement constitutes the entire agreement between the parties concerning the employment and consulting relationship between the Executive and the Company following the Effective Time and supersedes all prior commitments and understandings between the parties relating to such subject matter. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing and is signed by the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the same or at any prior or subsequent time.

  16. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original, but each of which together will constitute one and the same agreement.

  17. Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to its principles of conflicts of law.

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  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Company and Parent and by the Executive on the date first above written.

                                          Genovese Drug Stores, Inc.

                                          By:      /s/ Christopher Noonan
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                                                  Vice President and Chief
                                                     Financial Officer

                                          J. C. Penney Company, Inc.

                                          By:     /s/ J.E. Oesterreicher
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                                              Chairman of the Board and Chief
                                                     Executive Officer

                                                     /s/ Leonard Genovese
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                                                      Leonard Genovese

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